EXHIBIT 12



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                               Office Depot, Inc.
               Computation of Ratios of Earnings to Fixed Charges

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                                                                                                         First Half
                                                                                                      --------------------
                                           1996        1997        1998       1999        2000         2000       2001
                                           ------------------------------------------------------     --------------------
                                                                   (In thousands, except ratios)


Fixed charges:
    Interest expense                       $26,378     $ 21,680    $22,356    $ 26,148    $33,901      $14,266     $18,796
    Rental estimate                         65,109       72,072     82,236     106,095    129,855       64,494      64,830
                                           ------------------------------------------------------     --------------------
      Total fixed charges                  $91,487     $ 93,752  $ 104,592   $ 132,243   $163,756      $78,760     $83,626
                                           ======================================================     ====================


Earnings:
    Earnings before income taxes          $312,083     $371,591  $ 388,726   $ 413,887    $92,459     $265,037   $ 156,033
    Undistributed Joint Venture earnings                           (15,254)      2,041      9,436        4,373       5,006
    Fixed charges                           91,487       93,752    104,592     132,243    163,756       78,760      83,626
                                           ------------------------------------------------------     --------------------
      Total adjusted earnings             $403,570     $465,343  $ 478,064   $ 548,171   $265,651     $348,170   $ 244,665
                                           ======================================================     ====================



Ratio of earnings to fixed charges             4.4          5.0        4.6         4.1        1.6          4.4         2.9

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